Exhibit 5.1

December 30, 2011

Apricus Biosciences, Inc.
11975 El Camino Real, Suite 300
San Diego, California  92130

Ladies and Gentlemen:

We have acted as special Nevada counsel to Apricus Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of the Prospectus Supplement, dated December 30, 2011 (the “Prospectus Supplement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate initial public offering price of up to $20,000,000, issuable pursuant to the terms and conditions of that certain Controlled Equity Offering Agreement, dated as of December 30, 2011 (the “Offering Agreement”) by and between the Company and Ascendiant Capital Markets, LLC, a Nevada limited liability company.  The Prospectus Supplement supplements the Prospectus, dated April 16, 2010 (together with the Prospectus Supplement, the “Prospectus”) filed as part of the Registration Statement on Form S-3 (File No. 333-165960) filed by the Company with the Commission on April 16, 2010 (as amended through and including the date hereof, the “Registration Statement”).  This opinion letter is being furnished at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuances of the Shares, as contemplated by the Offering Agreement and as described in the Registration Statement and the Prospectus.  For purposes of this opinion letter, and except to the extent set forth in the opinion expressed below, we have assumed all such proceedings have been timely completed or will be timely completed in the manner presently proposed and the terms of such issuances have been or will be in compliance with applicable laws.

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Prospectus, the Offering Agreement, the articles of incorporation and bylaws of the Company, and such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate.

100 North City Parkway, Suite 1600 | Las Vegas, NV 89106-4614    702.382.2101 tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com    702.382.8135 fax

Apricus Biosciences, Inc.
December 30, 2011

Without limiting the generality of the foregoing, in our examination and in rendering this opinion letter, we have, with your permission, assumed without independent verification, that (i) the obligations of each party set forth in the Offering Agreement and each Terms Agreement (as defined in the Offering Agreement) are and will be its valid and binding obligations, enforceable against such party in accordance with its terms; (ii) after any issuance of Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement or arrangement or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation; (iii) the statements of fact and representations and warranties set forth in the documents we reviewed are true and correct as to factual matters; (iv) each natural person executing a document has sufficient legal capacity to do so; (v) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (vi) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada.  The opinion set forth herein is expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction.  We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with all applicable terms and conditions set forth in the Offering Agreement, including payment in full of all consideration required therefor, and as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in such laws or facts after the filing date of the Prospectus Supplement.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters”.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP